Exhibit 10.20

2013 CASH PERFORMANCE UNIT (“CPU”) AWARD AGREEMENT

This AGREEMENT (this “Agreement”), effective as of the date indicated on the Notice of Grant delivered herewith (the “Notice of Grant”), is made and entered into by and between Dean Foods Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has adopted and approved the Dean Foods Company 2007 Stock Incentive Plan (the “Plan”), which Plan was approved as required by the Company’s stockholders and provides for the grant of Performance Units and other forms of incentive compensation to certain selected Employees and non-employee Directors of the Company and its Subsidiaries (Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan); and

WHEREAS, during your employment, and based upon your position with the Company and/or its Subsidiaries, you have acquired and will continue to acquire, by reason of your position, substantial knowledge of the operations and practices of the business of the Company; and

WHEREAS, the Company desires to assure that, to the extent and for the period of your service and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, and protect goodwill and other legitimate business interests, each of which could be compromised if any competitive business were to secure your services; and

WHEREAS, the Committee has selected you to participate in the Plan and has awarded to you the Performance Units, which are referred to in this Agreement as CPUs, described in this Agreement, Appendix A hereto and in the Notice of Grant.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Subsidiaries), you and the Company hereby agree as follows:

1. Grant of Award. The Company hereby grants to you and you hereby accept, subject to the terms and conditions set forth in the Plan and in this Agreement, the number of CPUs for the Performance Cycle (as defined below) shown on the Notice of Grant, effective as of the date indicated on the Notice of Grant (the “Date of Grant”). Each CPU represents the right to receive cash in the amount determined in accordance with this Agreement, subject to the terms and conditions set forth in the Plan and in this Agreement. You must accept this CPU Award in the manner designated by the Company in the Notice of Grant (e.g. electronic acceptance) not later than 90 days after the Date of Grant, or electronic notification of such Grant, whichever occurs later, or this Award will be rendered void and without effect. Once accepted as provided above, but subject to the provisions of Sections 2(c), 2(d), 2(e) and 6 hereof, this Award of CPUs is irrevocable and is intended to conform in all respects with the Plan.

2. Establishment of Performance Goals and Vesting.

(a) Establishment of Performance Goals. Not later than during the first 90 days of the applicable year, the Committee shall establish performance goals (the “Performance Goals”) for each of the three calendar years in the performance cycle commencing January 1, 2013 and ending December 31, 2015 (the “Performance Cycle”). The Performance Goals for calendar year 2013 shall be based on the achievement of performance objectives related to EBITDA, as defined for purposes of the Company’s principal bank credit agreement in effect on the date hereof, established by the Committee. The Performance Goals for each subsequent year in the Performance Cycle shall be established by the Committee using any of the performance criteria permitted to be used for the grant of Performance Units under the Plan.

(b) Regular Vesting. Except as otherwise provided in this Section 2, one-third of the CPUs subject to this award will vest, if at all, to the extent that the Performance Goals established by the Committee (not later than during the first 90 days of the applicable year) for each of the three calendar years in the Performance Cycle shall be satisfied, provided that, subject to the provisions of Section 2(c), you have been continuously in the Company’s employment from the date hereof to the end of the Performance Cycle.

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(c) Accelerated Vesting.

(1) Unless otherwise determined by the Committee, or except as provided in another written agreement between you and your Employer, if your Service terminates by reason of Death, Disability or Retirement prior to the payment date in respect of such CPUs, you shall be entitled to receive a payment in respect of your CPUs determined in accordance with this Section 2(c)(1). Such payment shall be equal to the amount determined by applying the formula specified in Section 3(a) solely with respect to any already completed calendar year and for the then current year, . In the event that your employment terminates due to death or Disability, payment of the amount determined pursuant to the preceding sentence shall be made in the first calendar quarter (but not later than March 15) of the calendar year following your date of termination. In the event that your employment terminates due to Retirement, payment of such amount shall be made on March 1 of the calendar year following your date of termination, except that, if you are a specified employee (within the meaning of Section 409A of the Code), such distribution shall made on the later of such March 1 or the day following the six month anniversary of your separation from service. For purposes of this Agreement, “Retirement” shall be defined as your retirement from employment or other service to the Company or any Subsidiary after you reach age sixty-five (65). “Disability” shall be defined as your permanent and total disability (within the meaning of Section 22(e)(3) of the Code).

(2) In addition to the vesting provisions contained in Sections 2(b), and 2(c)(1) above, you will have a vested right to receive payment in respect of your CPUs in the event that a Change in Control occurs during the Performance Cycle. The amount payable in accordance with this Section 2(c)(2) shall be an amount equal to (i) the amount determined by applying the formula specified in Section 3(a) solely with respect to any already completed calendar year in Performance Cycle, plus (ii) the amount that would have been payable for the then current year, assuming that the Performance Goals for such year are achieved at a level that provides for payment at 100% of the portion of the award payable in respect of performance for such calendar year, multiplied by a fraction, the numerator of which is the number of days in such then current calendar year through and including the date on which the Change in Control occurs, and the denominator of which is 365. In the event that a Change in Control occurs following the completion of the Performance Cycle, but prior to the date of payment, if any, in respect of your CPUs, you shall be entitled to receive a payment in the amount, if any, determined to be payable in accordance with Section 3(a). The provisions of this Section 2(c)(2) shall apply notwithstanding the terms and conditions of any other agreement between you and the Company.

(c) Forfeiture of Unvested CPUs. Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your Service terminates prior to the end of the Performance Cycle for any reason other than Death, Disability. Retirement prior to the end of the Performance Cycle, any CPUs you held will be forfeited and canceled as of the date of such termination of Service without any right for you to receive any payment in respect thereof. For the avoidance of doubt, this means that your rights with respect to unvested CPUs shall in all events be immediately forfeited and canceled as of the date of your voluntary termination of employment other than due to Retirement or the termination of your Service by each of your Employers with or without Cause. For purposes of this Agreement, “Cause” means (i) your willful failure to perform substantially your duties; (ii) your willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) your conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) your breach of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s code of conduct or code of ethics, or (v) your failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, your Service shall be deemed to have terminated for Cause if, after your Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause. Your CPUs will also be immediately forfeited and canceled in accordance with Section 6 upon your breach of the provisions set forth in Section 6.

(d) Demotion. In the event that, during a Performance Cycle, you are demoted to a position which, under the Company’s generally applicable policies and procedures, would not ordinarily be eligible to receive a grant of CPUs (or which would not be eligible for a grant of a comparable amount of CPUs), the Committee shall have the right, but not the obligation, to forfeit your CPU Award in connection with such demotion, to reduce the number of units subject to this CPU Award or to impose additional conditions on the vesting of such CPU Award, in each case in its sole discretion.

(e) Repayment. Participant agrees and acknow-ledges that this Award Agreement is subject to any policies that the Committee may adopt from time to time with respect to the repayment to the Company of any benefit received hereunder, including “clawback” policies.

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3. Payment in Respect of CPUs.

(a) Payment Following Performance Cycle. Following (but not later than 60 days after) the end of each year in the Performance Cycle, the Committee shall determine the extent to which the Performance Goals have been achieved, in accordance Performance Goals established for such year pursuant to Section 2(a). The amount, if any, payable in respect of each of your CPUs outstanding as of the end of the Performance Cycle shall be equal to the sum of the products determined separately for each year in the Performance Cycle of (i) the target value of each CPU, as established in the Notice of Grant, (ii) one–third of the number of CPUs subject to this Award and (iii) the percentage of achievement of the Performance Goals for such year, as certified by the Committee based on the criteria established pursuant to Section 2(a). The Company will pay you (or to your estate in the event of your Death) an amount in cash equal to the product established pursuant to the preceding sentence, as soon as practicable after the Committee certifies the achievement of the Performance Goals, but in no event later than 74 days after the date the Performance Cycle ends.

(b) Compliance With Law. The Plan, the granting and exercising of this CPU, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed.

4. Tax Withholding. The Employer shall have the right to deduct from all amounts payable to you in cash (whether under this Agreement or otherwise) any amount required by law to be withheld in respect of the CPUs as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes and social security contributions that are required by law to be withheld.

5. Transfer of CPUs. Except to the extent that an amount shall be payable to your estate or beneficiary under Section 2(b)(1) upon your Death, the CPUs granted herein are not transferable.

6. Covenants Not to Disclose, Compete or Solicit.

(a) You acknowledge that (i) the Company is engaged in a continuous program of research, development and production respecting its business throughout the United States (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of your employment with the Company and its Subsidiaries as the “Company Business”); (ii) your work for and position with the Company and/or one of its Subsidiaries has allowed you, and will continue to allow you, access to trade secrets of, and Confidential Information concerning the Company Business; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to grant you this Award but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and its Subsidiaries have expended significant resources to develop. The Company agrees and acknowledges that, on or following the date hereof, it will provide you with one or more of the following: (a) authorization to access Confidential Information through a new computer password or by other means, (b) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies and (c) access to participate in certain restricted access meetings, conferences or training relating to your position with the Company. You understand and agree that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company.

(b) For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, sources of supply, pricing or cost information, financial information or personnel data and other confidential or proprietary information used and/or obtained by you in the course of your employment with the Company or any Subsidiary; provided that the term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by you which is prohibited by this agreement or by any other legal, contractual or fiduciary obligation that you may owe to the Company or any Subsidiary, or (ii) is widely known within one or more of the industries in which the Company or any Subsidiary operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company or any Subsidiary, or (iii) is or becomes available to you on a non-confidential basis from a source (other than the Company or any Subsidiary, including any employee thereof) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any Subsidiary. You agree to keep Confidential Information confidential and not to engage in unauthorized use or disclosure of Confidential Information. You further agree that upon termination of your employment (or earlier if so requested) you will preserve and

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return to the Company any and all records in your possession or control, tangible and intangible, containing any Confidential Information. You further agree not to keep or retain any copies of such records without written authorization from a duly authorized officer of the Company covering the specific item retained.

(c) Ancillary to the foregoing and this Award, you hereby agree that, during the term of your employment with the Company or any Subsidiary and for a period of two years thereafter (the “Restricted Period”), you will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:

(i) Provide Competing Services (as defined below) to any company or business (other than the Company or any Subsidiary) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in the Relevant Market Area (as defined below);

(ii) Approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; or

(iii) Solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of sixty (60) days thereafter.

(d) For purposes of this Agreement, the following terms shall have the meanings indicated:

(i) to provide “Competing Services” means to provide, manage, supervise, or consult about (whether as an employee, owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent, or otherwise) any services that are similar in purpose or function to services you provided to the Company in the two year period preceding the termination of your employment, that might involve the use or disclosure of Confidential Information, or that would involve business opportunities related to Relevant Products.

(ii) “Customer” means any and all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of your employment with the Company or any Subsidiary and as to whom, within the course of the last two (2) years of your employment with the Company or any Subsidiary, (a) you or someone under your supervision had contact and/or (b) you received or had access to Confidential Information.

(iii) “Relevant Product(s)” means (i) milk or milk-based beverages, (ii) creams, (iii) dairy or other non-dairy coffee creamers or other coffee whiteners, (iv) ice cream or ice cream novelties, (v) ice cream mix, (vi) cultured dairy products, (vii) soy milk or any other soy-based beverage or cultured soy product, (viii) organic dairy products (including milk, cream and cultured dairy products) or organic juice, and/or (ix) any other product not listed above that was developed or sold by the Company or a Subsidiary within the course of the last two (2) years of your employment with the Company or any Subsidiary.

(iv) “Relevant Market Area” means the counties (or county equivalents) in the United States where the Company does business that you assist in providing services to and/or receive Confidential Information about in the two year period preceding the termination of your employment so long as the Company continues to do business in that geographic market area during the Restricted Period.

(e) Notwithstanding the foregoing, (1) the restrictions of subsection 6(a) above shall not prohibit your employment with a non-competing, independently operated subsidiary, division, or unit of a diversified company (even if other separately operated portions of the diversified company are involved in Relevant Products) if in advance of your providing any services, you and the diversified company that is going to employ you both provide the Company with written assurances that are satisfactory to the Company establishing that (a) the entity, subsidiary, division, or unit of the diversified business that you are going to be employed in is not involved in Relevant Products or preparing to become involved in Relevant Products, and (b) your position will not involve Competing Services of any kind, and (2) you are not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. Your obligation under this Section 6 shall survive the vesting or forfeiture of your CPUs and/or payment in satisfaction of your rights under this Agreement.

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(f) Any breach of any provision of this Section 6 will result in immediate and complete forfeiture of your unpaid CPUs. In addition, you hereby agree that if you violate any provision of this Section 6, the Company will be entitled to injunctive relief, specific performance, or such other legal and equitable relief as is needed to prevent or enjoin any violation of the provisions of this Agreement in addition to and not to the exclusion of any other remedy that may be allowed by law for damages experienced prior to the issuance of injunctive relief. You also agree that, if you are found to have breached any of the time-limited covenants in this Section 6, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction, up to a maximum of two years.

(g) You acknowledge that you have given careful consideration to the restraints imposed by this Agreement, and you fully agree that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries. The restrictions set forth herein shall be construed as a series of separate and severable covenants. You agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the geographical area set forth in this Agreement.

(h) You stipulate and agree that one of the purposes of this Agreement is to fully resolve and bring finality to any concerns over the enforceability of the Restrictive Covenants. You also stipulate and agree that (a) the enforceability of the Restrictive Covenants and (b) the Company’s agreement herein to provide you with this CPU Award are mutually dependent clauses and obligations without which this Agreement would not be made by the parties. Accordingly, you agree not to sue or otherwise pursue a legal claim to set aside or avoid enforcement of the Restrictive Covenants. And, in the event that you or any other party pursues a legal challenge to the enforceability of any material provision of the restrictions in Section 6 of this Agreement and a material provision is found unenforceable by a court of law or other legally binding authority such that you are no longer bound by a material provision of Section 6, then (1) your unpaid CPUs shall be forfeited and (2) you hereby agree that you will return to the Company any amounts that were previously paid to you. The foregoing is not intended as a liquidated damage remedy but is instead a return-of-gains and contractual rescission remedy due to the mutual dependent nature of the subject provisions in the Agreement.

(i) If any of the Restrictive Covenants are deemed unenforceable as written, you and the Company expressly authorize the court to revise, delete, or add to the restrictions contained in this Section 6 to the extent necessary to enforce the intent of the parties and to provide the goodwill,

Confidential Information, and other business interests of the Company and its Subsidiaries with effective protection. And, in the event that such reformation of the restriction is acceptable to the Company, then the forfeiture and rescission (return of gain) remedies provided for in subsection 6(h) above shall not apply.

(j) The provisions of this Section 6 are not intended to override, supercede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between you and the Company or any Subsidiary, and instead are intended to supplement any such agreements.

7. Plan Incorporated. You accept the CPUs hereby granted subject to all the provisions of the Plan, which, except as expressly contradicted by the terms hereof, are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby.

8. Assignment of Intellectual Property Rights. In consideration of the granting of this CPU Award, you hereby agree that all right, title and interest to any and all products, improvements or processes (“Intellectual Property”) whatsoever, discovered, invented or conceived during the course of employment with the Company or any of its Subsidiaries, relating to the subject matter of the business of the Company or any of its Subsidiaries or which may be directly or indirectly utilized in connection therewith, are vested in the Company, and you hereby forever waive any and all interest you have in such Intellectual Property and agree to assign such Intellectual Property to the Company. In addition, all writings produced in the course of work or employment for the Company or any Subsidiary are works produced for hire and the property of the Company and its Subsidiaries, including any copyrights for those writings.

9. Miscellaneous.

(a) No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company to terminate your employment at any time, with or without Cause, or shall be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

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(b) Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to you shall be addressed to you at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

(c) Binding Agreement. Subject to the limitations in this Agreement on the transferability by you of the Award granted herein, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto. This Agreement may only be amended by a written document signed by you and the Company, provided, however, that if the amendment is not adverse to your interests, this Agreement may be amended by a written document executed solely by the Company.

(d) Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof.

(e) Severability. Except as otherwise expressly provided for herein in Section 6 above, if any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

(f) Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

(g) Entire Agreement. Except as otherwise provided for in Section 6 above, this Agreement and the Appendix A hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(h) No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(i) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(j) Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

END OF AGREEMENT

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